Exhibit 99.1

B2 Digital to Launch NFT Sales at B2FS 153 Metaverse Event with Customized

Digital Wearables on Saturday March 26

Company’s Wearables Merch to Kick Off B2 NFT Packaging as Metaverse Strategy Expands

TAMPA, FL, March 15, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to announce its upcoming launch of digital wearables technology to augment its metaverse strategy as the Company sets up to put on its first live B2 Fighting Series (“B2FS”) MMA event in the metaverse later this month.

B2FS 153, which will take place on March 26 in Dothan, Alabama, will be the Company’s first MMA event hosted live in the metaverse at the Aquarium Casino in the Vegas City district in Decentraland (-140,127).

The Company’s new customized B2 Wearables NFT merchandise will be air-dropped at B2FS 153 at the Aquarium Casino on March 26. New Wearables merchandise will be sold for 6 MANA (approximately USD $15).

This event will launch the Company’s NFT strategy, which will be augmented further by additional digital goods, including fight video clips made during the event from B2’s live stream inside the Aquarium Casino to be sold at the next B2FS metaverse event.

“We have been building toward this step, and our partnership with Metaskins Studios has put us in position to roll out an aggressive NFT strategy beginning with our wearables offering at B2FS 153,” stated Greg P. Bell, CEO and Founder of B2 Digital. “This offers the Company a completely new channel for revenue creation as well as a sticky new avenue to continue driving brand awareness within a rapidly growing new media universe. But this is just the start of our NFT strategy. We have a number of other offerings on the way, and we look forward to providing additional details in the very near future as we establish B2 Digital as the emerging market leader in Mixed Martial Arts in the metaverse.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

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B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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